UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):January 4, 2016

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GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

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Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21680 Haggerty Road, Ste. 101, Northville, MI	48167
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01Other Events.

On January 4, 2016 and January 5, 2016, subsidiaries of Gentherm Incorporated (the “Company”) completed reorganization transactions (the “Reorganization”) related to the eventual closure of the Company’s Windsor, Ontario, Canada facility (the “Windsor Operations”).  The Company has been working for some time to eliminate redundancies that remained from the 2011 acquisition of W.E.T. Automotive Systems AG and consolidate the Windsor Operations into existing European and North American facilities.  As a result of the Reorganization, the business activities previously performed out of the Windsor facility will now be performed by other subsidiaries and the Company’s Windsor office is expected to close permanently in June 2016.

Related to the Reorganization, the Company expects to pay a withholding tax in Canada and record a one-time tax expense of approximately $6 million, or $0.16 per share, in the first quarter of 2016.  Additionally, the Reorganization will require the Company to make a one-time income tax payment of approximately $30 million.  However, the Company will record an offsetting deferred charge for approximately the same amount because the one-time income tax payment will result in tax deductions in future periods. Therefore, the income tax payment is not expected to have a material impact on the Company’s earnings in any fiscal quarter.  The income tax payment will not become due and payable until the first quarter of 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTHERM INCORPORATED

	By:	/s/ Kenneth J. Phillips
Kenneth J. Phillips
Vice-President and General Counsel

Date: January 5, 2016